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                                                                      Exhibit 12


                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
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                                                      Year Ended May 31,
                                  ----------------------------------------------------------
                                    1994       1995        1996         1997         1998
                                  --------   --------   ----------   ----------   ----------
                                                (In thousands, except ratios)

Earnings:
 Income before income taxes....   $378,462   $522,084   $  539,959   $  628,221   $  735,213
  Add back:
   Interest expense, net of
     capitalized interest......    152,170    130,923      105,449       95,689      117,726
   Amortization of debt
     issuance costs............      2,860      2,493        1,628        1,328        1,339
   Portion of rent expense
     representative of
     interest factor...........    285,261    329,370      386,254      434,846      499,823
                                  --------   --------   ----------   ----------   ----------
 Earnings as adjusted..........   $818,753   $984,870   $1,033,290   $1,160,084   $1,354,101
                                  ========   ========   ==========   ==========   ==========
Fixed Charges:
 Interest expense, net of
  capitalized interest.........   $152,170   $130,923   $  105,449   $   95,689   $  117,726
 Capitalized interest..........     29,738     27,381       39,254       39,449       31,443
 Amortization of debt
  issuance costs...............      2,860      2,493        1,628        1,328        1,339
 Portion of rent expense
  representative of interest
  factor.......................    285,261    329,370      386,254      434,846      499,823
                                  --------   --------   ----------   ----------   ----------
                                  $470,029   $490,167   $  532,585   $  571,312   $  650,331
                                  ========   ========   ==========   ==========   ==========
 Ratio of Earnings to Fixed
  Charges......................        1.7        2.0          1.9          2.0          2.1
                                  ========   ========   ==========   ==========   ==========
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